Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS THIRD QUARTER 2009 RESULTS

Chicago, IL — (Business Wire) — November 4, 2009 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology enabled transportation and supply chain management services, today reported financial results for the third quarter ended September 30, 2009.

Summarized financial results for the third quarter, along with select operating metrics, are as follows:

	Three months ended Septermber 30,
Amts in 000,000”s except per share data	2008	2009	% change
Revenue:
Transactional	$34.3	$41.9	22.0%
Enterprise	24.0	28.3	17.8%
Total Revenue	58.3	70.2	20.3%

Net revenue (Revenue less transportation costs)	12.3	15.4	25.5%

Operating Expenses
Commissions	4.1	4.3	5.3%
General and administrative	6.4	7.5	18.4%
Depreciation and amortization	0.8	1.3	47.5%
Total Operating Expenses	11.3	13.1	15.9%

Operating Income	1.0	2.3	136.3%

Net Income	0.6	1.3	134.8%
Dividends	0.3	0.3	0.0%
Net income applicable to common shareholders	$0.3	$1.0	258.7%

Diluted shares (000)	12.9	13.0
Diluted EPS applicable to common shareholders	$0.02	$0.08

Operating Metrics
Gross margin	21.1%	22.0%	91	bps
Operating margin (% of net revenue)	8.0%	15.1%	703	bps

Shipment volume	120,509	175,340	45.5%
Number of enterprise clients	87	114	31.0%
Total employees	631	760	20.4%
Salaried employees	222	296	33.3%
Commissioned sales employees	303	303	—
Sales agents	106	161	51.9%
Less Than Truckload (LTL) Revenue %	48.2%	43.9%	(432	) bps
Truckload (TL) Revenue %	28.6%	36.4%	776	bps

Commenting on the Company’s third-quarter performance, Chief Executive Officer Doug Waggoner said, “We are pleased to report strong third quarter results as we continue to win new clients and expand our presence in the face of a challenging environment. We generated significantly higher revenues and profits year-over-year along with improvement in all of our key operating metrics, including a 45.5%

increase in shipment volume and the addition of 27 new enterprise clients.  We have achieved this growth through the execution of our long term plan, which calls for increasing transactional revenue by expanding and improving the productivity of our transactional sales force, and securing more large enterprise clients.

Furthermore, our results were particularly impressive in light of the fact that the recession has caused double digit revenue declines throughout our industry.  Revenue for our top twenty clients from the third quarter of 2008 declined 22.7% as a result of the economic environment.  While we expect these revenues to improve as the economy recovers, we have been able to more than offset this decline through new client wins and from the adoption of our model in the marketplace.  We believe that as more clients learn the benefits of our proprietary technology and service offering we will continue to gain market share.”

Third Quarter Results

Total revenue of $70.2 million in the third quarter of 2009 increased 20.3% compared to revenue of $58.3 million in the third quarter of 2008. This increase was driven by higher volumes, which were partially offset by a decrease in transportation rates. The increase in volume was primarily attributable to a corresponding increase in the number of clients served. The decrease in transportation rates was attributable to a decline in lower average weight per less-than-truckload (LTL) shipment , lower fuel prices and excess capacity in the transportation market resulting from the economic recession.

Transactional revenue of $41.9 million increased 22.0% compared to revenue of $34.3 million in the third quarter of 2008. The majority of this growth was driven by the acquisition of RayTrans Distribution Services, which was completed in June 2009 and generated $6.4 million of revenue in the third quarter of 2009. Additionally, transactional volume increases in the third quarter were offset by a decrease in transportation rates.

Enterprise revenue of $28.3 million increased 17.8% compared to revenue of $24.0 million in the third quarter of 2008. This increase was driven by the net addition of 27 new enterprise clients from the prior year quarter. The Company’s top five enterprise clients represented 18.4% of total revenue in the third quarter of 2009 compared to 26.7% of total revenue in the third quarter of 2008. Echo entered into seven new enterprise agreements during the third quarter of 2009.

The Company’s shipment volume increased 45.5% in the third quarter of 2009 compared to the third quarter of 2008. This increase was driven by a greater number of both enterprise and transactional clients.

Net revenue, which represents gross revenue less transportation costs, increased 25.5% in the third quarter of 2009 compared to the third quarter of 2008. This increase primarily reflects higher revenues. In addition, the Company’s transportation costs increased at a lower rate, causing net revenues to increase more than total revenues.

Commission expense increased by 5.3% in the third quarter of 2009 compared to the third quarter of 2008. This increase corresponds with the increase in net revenue, as the Company’s commission plans are tied to net revenue.

The Company’s general and administrative expense of $7.5 million increased 18.4% in the third quarter of 2009 compared to $6.4 million in the third quarter of 2008. This resulted from an increase in personnel, as the total number of employees increased from 631 as of September 30, 2008 to 760 as of September 30, 2009.

The effective tax rate for the third quarter of 2009 was 26.8%, compared to 40.7% for the same period last year. The decrease is an adjustment to reflect the Company’s expectation of an effective tax rate of 34.0% for full year 2009, and is the result of the estimated impact of elections regarding research and development tax credits as well as reductions due to benefits from state apportionment attributable to the Company’s ongoing expansion.

Net income for the third quarter of 2009 was $1.3 million compared to net income of $0.6 million in the third quarter of 2008.  Net income applicable to common stockholders was reduced by accrued dividends of $0.3 million in both respective periods.  Diluted earnings per share was $0.08 in the third quarter of 2009 and $0.02 in the third quarter of 2008, a 200% increase.

IPO Proceeds

On October 2, 2009, the Company’s stock began trading publicly on The NASDAQ Global Market under the ticker symbol “ECHO”. On October 7, 2009, the Company closed the initial public offering and received approximately $72.0 million dollars in proceeds, representing gross IPO proceeds of $79.8 million less underwriting fees and other unpaid IPO related expenses. Approximately $25.0 million was used to pay down the outstanding principal and accrued interest under the Company’s line of credit agreement, and subordinated term loan, and to make accrued dividend payments to the holders of the Company’s preferred shares.  In connection with the Company’s initial public offering, all of the Company’s preferred shares were exchanged for shares of common stock.

Business Outlook

“We continue to attract new clients that recognize the benefits we can bring to their business by adding value to their supply chain and decreasing their transportation costs. Looking ahead, we expect to drive further client and volume growth despite the continued challenging marketplace and we expect to continue to grow faster than our competition and expand our market share,” Waggoner concluded.

Conference Call

A conference call will be broadcast live on Wednesday, November 4, 2009, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer; and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investors “Events & Presentations” section of Echo’ website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 22,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for more than 11,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.

Echo Global Logistics, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

REVENUES	$58,338,643	$70,167,741	$148,204,104	$179,521,672

COSTS AND EXPENSES:
Transportation costs	46,036,466	54,724,939	116,967,982	139,825,336
Selling, general, and administrative expenses	10,465,701	11,856,905	25,344,826	32,521,222
Depreciation and amortization	849,045	1,252,599	2,325,568	3,391,380
INCOME FROM OPERATIONS	987,431	2,333,299	3,565,728	3,783,735
OTHER EXPENSE	(55,323)	(558,379)	(69,355)	(822,903)
INCOME BEFORE PROVISION FOR INCOME TAXES	932,108	1,774,920	3,496,373	2,960,832
PROVISION FOR INCOME TAXES	(378,927)	(476,285)	(1,419,946)	(942,951)
NET INCOME	553,180	1,298,635	2,076,426	2,017,881
DIVIDENDS ON PREFERRED SHARES	(265,035)	(265,013)	(789,345)	(792,200)
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$288,145	$1,033,622	$1,287,081	$1,225,681

Basic net income per share	$0.02	$0.08	$0.11	$0.10
Diluted net income per share	$0.02	$0.08	$0.10	$0.10

Echo Global Logistics, Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2008	2009
		(Unaudited)

Cash and cash equivalents	$1,872,922	$1,318,488
Accounts receivable, net of allowance for doubtful accounts	23,589,973	39,466,267
Prepaid expenses	3,619,788	6,487,263
Other current assets	780,474	1,136,499
Total long term assets	16,045,866	31,940,498
Total assets	$45,909,023	$80,349,015

Accounts payable — trade	16,549,594	24,456,692
Other current liabilities	10,104,215	23,594,576
Capital lease obligations, net of current maturities	428,463	498,512
Other long-term liabilities	—	10,125,603
Series D, convertible preferred shares	19,741,826	20,528,398
Total stockholders’ equity (deficit)	(915,075)	1,145,234
Total liabilities and stockholders’ equity	$45,909,023	$80,349,015

Echo Global Logistics, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2008	2009

Net cash provided by (used in) operating activities	$3,986,806	$(5,437,530)

Net cash used in investing activities	(4,198,895)	(10,087,473)

Net cash provided by financing activities	2,422,088	14,970,569

Increase (decrease) in cash and cash equivalents	2,209,999	(554,434)
Cash and cash equivalents, beginning of period	1,568,559	1,872,922
Cash and cash equivalents, end of period	$3,778,558	$1,318,488